Execution Copy

WARRANT AGREEMENT

THIS WARRANT AGREEMENT, dated as of May 1, 2013 (the “Effective Date”), is entered into by and between Ambac Financial Group, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking association (collectively, the “Warrant Agent”) (together with any successor appointed pursuant to Section 20 hereof, the “Warrant Agent”).

WHEREAS, in connection with the consummation of the Plan of Reorganization for Ambac Financial Group, Inc. under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (Case No. 10-15973 (SCC), Bankr. S.D.N.Y.) (as the same may be amended from time to time, the “Plan;” and all defined terms used herein which are not otherwise defined are used as defined in the Plan), as confirmed by Final Order of the United States Bankruptcy Court for the Southern District of New York, entered on May 1, 2013, the Company shall issue to each holder of General Unsecured Claims (Class 3 Claims) and Subordinated Note Claims (Class 5 Claims), warrants (the “Warrants”) entitling the holders of General Unsecured Claims to collectively purchase and receive from the Company, in the aggregate, up to 42,424 shares of common stock, par value $0.01 per share, of the Company (the “New Common Stock”), together with any other securities, cash, or other property that may be issuable upon exercise of a Warrant as shall result from the adjustments specified in Section 8 hereof, and entitling the holders of Subordinated Note Claims to collectively purchase and receive from the Company, in the aggregate, up to 5,004,714 shares of New Common Stock, together with any other securities, cash, or other property that may be issuable upon exercise of a Warrant as shall result from the adjustments specified in Section 8 hereof, in each case, at an initial exercise price of $16.67 per share of New Common Stock, as may be adjusted pursuant to Section 8 hereof (the “Exercise Price”), all in accordance with the Plan;

WHEREAS, the Warrants are being issued pursuant to, and upon the terms and conditions set forth in, the Plan in an offering in reliance on the exemption afforded by section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and of any applicable state securities or “blue sky” laws;

WHEREAS, the Company desires the Warrant Agent to act as agent on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance of Warrants and other matters as provided herein; and

WHEREAS, for purposes of this Warrant Agreement, “person” shall be interpreted broadly to include an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, national banking association, trust, trustee, unincorporated organization, government, governmental unit, agency, or political subdivision thereof, or other entity.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

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SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms and subject to the conditions set forth in this Warrant Agreement (and no implied terms or conditions), and the Warrant Agent hereby accepts such appointment.

SECTION 2. Issuance of the Warrants. In accordance with Sections 3, 4, and 5 hereof and the Plan, the Company has authorized the issuance of up to 5,047,138 Warrants and will cause, by written Company order, to be issued (i) to the Depository (as defined below) and registered in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depository”) (as set forth in Section 5 hereof), on the Effective Date, one or more Book-Entry Warrants (as defined below) evidencing the Warrants to be issued to holders of Subordinated Note Claims and (ii) to holders of General Unsecured Claims, Warrant Certificates (as defined below) evidencing the Warrants. Each Warrant entitles the holder, upon proper exercise and payment of the applicable Exercise Price, to receive from the Company, one share of New Common Stock (as may be adjusted pursuant to Section 8 hereof). The shares of New Common Stock or (as provided pursuant to Section 8 hereof) cash, securities or other property deliverable upon proper exercise of the Warrants are referred to herein as the “Warrant Shares.” The words “holder” or “holders” as used herein in respect of any Warrants or Warrant Shares, shall mean the registered holder(s) thereof. Any Warrants held in the Disputed Claims Reserve after the resolution of all Disputed General Unsecured Claims shall be deemed void and cancelled without any further action required by the Company.

The Company shall provide an opinion of counsel prior to the Effective Time stating that (x) the issuance of the Warrants, and the issuance of the Warrant Shares upon exercise of the Warrants, are exempt from registration under the Securities Act and pursuant to applicable exemptions from the registration requirements of applicable state securities laws and (y) the Warrant Shares will be, when issued in accordance with the terms hereof, validly issued, fully paid and non-assessable, and the Warrant Shares have been duly authorized.

SECTION 3. Form of Warrant Certificates. Subject to Section 6 of this Warrant Agreement, the Warrants shall be issued (a) in the form of definitive certificates, in substantially the form set forth in Exhibit A-1 (collectively, the “Warrant Certificates”), and (b) by book-entry registration on the books and records of the Warrant Agent (collectively, the “Book-Entry Warrants”) as evidenced by a warrant statement, in substantially the form set forth in Exhibit A-2 (collectively, the “Warrant Statements”). The Warrant Certificates and the Warrant Statements may bear such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by this Warrant Agreement, and may bear such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements placed thereon as may be required by the Depository or to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or as may, consistently herewith, be determined by the Appropriate Officers (as hereinafter defined) (but which do not affect the rights, duties or responsibilities of the Warrant Agent), as evidenced by a written order of the Company, all of which shall be reasonably acceptable to the Warrant Agent. Following the execution, registration and delivery of the Warrant Certificates to the Warrant Agent together with a written order of the Company for the countersignature and delivery of such Warrant Certificates, the Warrant Agent shall countersign, by either manual or facsimile signature, the Warrant Certificates as set forth in Sections 4 and 5 hereof, the Warrant Certificates shall be delivered by the Warrant Agent, upon the written order of the Company, to each registered holder thereof at the address for such holder set forth in such written order of the Company. Upon written order of the Company, the Warrant Agent shall register in the Warrant Register (as defined below) the Book-Entry Warrants. Each Warrant Certificate and Book-Entry Warrant shall represent such number of outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Warrant Agreement.

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SECTION 4.Execution of Warrant Certificates. Warrant Certificates shall be executed on behalf of the Company by the Chief Executive Officer, the Chief Financial Officer or any Senior Managing Director, Managing Director, First Vice President or Vice President (each, an “Appropriate Officer”), and shall be attested by the Secretary or any Assistant Secretary of the Company. Each such signature upon the Warrant Certificates may be in the form of a facsimile or other electronically transmitted signature (including, without limitation, electronic transmission in portable document format (.pdf)) of any such Appropriate Officer and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile or other electronically transmitted signature of any Appropriate Officer who shall have been an Appropriate Officer at the time of entering into this Warrant Agreement. If any Appropriate Officer who shall have signed any of the Warrant Certificates shall cease to be such Appropriate Officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent or delivered by the Company, such Warrant Certificates, nevertheless, may be countersigned and delivered with the same force and effect as though such Appropriate Officer had not ceased to be such Appropriate Officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper Appropriate Officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such Appropriate Officer.

SECTION 5. Original Issuance and Countersignature. Upon receipt of a written order of the Company, signed by an Appropriate Officer, the Warrant Agent shall register the Warrant Certificates and the Book-Entry Warrants, countersign, either by manual or facsimile signature, such Warrant Certificates evidencing Warrants, record such Warrant Certificates and Book-Entry Warrants in the Warrant Register and deliver such Warrant Certificates to or upon the written order of the Company. Such written order of the Company shall specifically state (x) the aggregate number of Warrants that are to be issued as Warrant Certificates, together with the name, mailing address and number of Warrants to be issued to each individual holder thereof, and (y) the number of Warrants that are to be issued as one or more Book-Entry Warrants.

No Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Warrant Certificate has been countersigned by the manual or facsimile signature of the Warrant Agent. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate so countersigned has been duly issued hereunder.

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Warrant Certificates shall be dated the date of countersignature by the Warrant Agent and shall represent one or more whole Warrants.

Warrant Certificates and Book-Entry Warrants shall be, and shall remain, subject to the provisions of this Warrant Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof. Each holder of Warrants shall be bound by all of the terms and provisions of this Warrant Agreement (a copy of which is available on request to the Secretary or any Assistant Secretary of the Company) as fully and effectively as if such holder had signed the same.

SECTION 6. Registration of Transfers and Exchanges.

(a)                The Warrant Register. The Warrant Agent will keep or cause to be kept, at its stock transfer division (the “Warrant Agent Office”), books in which, subject to such reasonable regulations as it may prescribe, it shall register the Warrant Certificates and the Book-Entry Warrants and exchanges, exercises, cancellations and transfers of outstanding Warrants in accordance with the procedures set forth in this Section 6, all in a form satisfactory to the Company and the Warrant Agent (the “Warrant Register”). The Warrant Register shall further show the names and addresses of the respective registered holders of the Warrant Certificates and the Book-Entry Warrants, the number of Warrants evidenced thereby, and the date thereof.

Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Warrant Agreement, the Warrant Agent and the Company may deem and treat the person in whose name any Warrant is registered as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing made in a Warrant Certificate by anyone), for the purpose of any exercise thereof, any distribution to the holder of the Warrant thereof, and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.

(b)               Transfer and Exchange of Book-Entry Warrants or Beneficial Interests Therein. The transfer and exchange of Book-Entry Warrants or beneficial interests therein shall be effected through the Depository, in accordance with this Warrant Agreement and the procedures of the Depository therefor.

(c)                Transfer and Exchange of Warrant Certificates. The Warrant Agent shall from time to time register the transfer of any outstanding Warrants represented by Warrant Certificates in the Warrant Register, upon delivery to the Warrant Agent, at the Warrant Agent Office, of (i) a properly completed form of assignment, in the form attached hereto in Exhibit A-1, duly signed by the registered holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program at a guarantee level reasonably acceptable to the Company’s Transfer Agent (as defined below), (ii) a written order of the Company signed by an Appropriate Officer authorizing such transfer, and (iii) the Warrant Certificate(s) presented for surrender and transfer, duly endorsed. Upon any such registration of transfer, (x) the Warrant Certificate(s) presented for transfer shall be cancelled by the Warrant Agent, with such cancelled Warrant Certificate(s) to be disposed of by or at the direction of the Company in accordance with applicable law, and (y) the Company shall issue, and the Warrant Agent shall countersign and deliver, a new Warrant Certificate representing the appropriate number of Warrants to the transferee.

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(d)               Exchange of a Beneficial Interest in a Book-Entry Warrant for a Warrant Certificate.

(i)                 Any holder of a beneficial interest in a Book-Entry Warrant may, upon request, exchange such beneficial interest for a Warrant Certificate. Upon receipt by the Warrant Agent (i) from the Depository or its nominee of written instructions or such other form of instructions as is customary for the Depository on behalf of any person having a beneficial interest in a Book-Entry Warrant, and (ii) of a written order of the Company signed by an Appropriate Officer authorizing such exchange, the Warrant Agent shall, in accordance with such instructions, cause, or direct the Depository to cause, an adjustment to the records of the Depository to reflect a decrease in the number of Warrants represented by such Book-Entry Warrant, and the Company shall issue and the Warrant Agent shall countersign either by manual or facsimile signature and deliver a new Warrant Certificate representing the appropriate number of Warrants to the holder of the beneficial interest.

(ii)               Warrant Certificates issued in exchange for a beneficial interest in a Book-Entry Warrant pursuant to this Section 6(d) shall be registered in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise (or, in the absence of instructions from the Depository, the Company) shall instruct the Warrant Agent. The Warrant Agent shall deliver such Warrant Certificates, upon the written order of the Company, to the persons in whose names such Warrants are so registered.

(e)                Exchange or Transfer of a Warrant Certificate for a Beneficial Interest in a Book-Entry Warrant. Upon receipt by the Warrant Agent of (i) appropriate written instruments of transfer with respect to a Warrant Certificate (as described above in Section 6(c) hereof), in form satisfactory to the Warrant Agent, together with written instructions (which such instructions shall require the requesting holder to, among other things, designate a direct or indirect participant of the Depository with whom such holder has an account) directing the Warrant Agent to make, or to direct the Depository to make, an adjustment to the records of the Depository to reflect an increase in the number of Warrants represented by such Book-Entry Warrant equal to the number of Warrants represented by such Warrant Certificate (such instruments of transfer and instructions to be duly executed by the holder thereof or the duly appointed legal representative thereof or by his attorney, duly authorized in writing, such signatures to be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program at a guarantee level reasonably acceptable to the Company’s Transfer Agent, (ii) a written order of the Company signed by an Appropriate Officer authorizing such transfer, and (iii) the Warrant Certificate presented for surrender, duly endorsed, then the Warrant Agent shall cancel such Warrant Certificate, with such cancelled Warrant Certificate to be disposed of by or at the direction of the Company in accordance with applicable law, and cause, or direct the Depository to cause, an adjustment to the records of the Depository to reflect an increase in the number of Warrants represented by the Book-Entry Warrant.

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(f)                Restrictions on Transfer and Exchange of Book-Entry Warrants. Notwithstanding any other provisions of this Warrant Agreement (other than the provisions set forth in Section 6(g) and (h)), a Book-Entry Warrant may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(g)               Warrant Certificates. If at any time:

(i)                 the Depository for the Book-Entry Warrants notifies the Company and the Warrant Agent that the Depository is unwilling or unable to continue as Depository for the Book-Entry Warrants and a successor Depository for the Book-Entry Warrants is not appointed by the Company within ninety (90) days after delivery of such notice; or

(ii)               the Company, in its sole discretion, notifies the Warrant Agent in writing that all Warrants shall be exclusively in the form of Warrant Certificates, then the Warrant Agent, upon written instructions signed by an Appropriate Officer of the Company and all other necessary information, all to the reasonable satisfaction of the Warrant Agent, shall register and deliver Warrant Certificates, in an aggregate number equal to the number of Warrants represented by the Book-Entry Warrants, in exchange for such Book-Entry Warrants, in such names, to such addresses and in such amounts as directed by the Depository or, in the absence of instructions from the Depository, the Company.

(h)               Cancellation of Book-Entry Warrants. At such time as all beneficial interests in Book-Entry Warrants have either been exchanged for Warrant Certificates or cancelled, all Book-Entry Warrants shall be returned to, or cancelled and retained pursuant to applicable law by, the Warrant Agent.

(i)                 Obligations with Respect to Transfers and Exchanges of Warrants.

(i)                 To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent is hereby authorized to countersign Warrant Certificates in accordance with the provisions of Sections 3 and 4 hereof and this Section 6 and for the purpose of any distribution of additional Warrant Certificates contemplated by Section 8 hereof.

(ii)               All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Warrant Agreement as the Warrant Certificates surrendered upon such registration of transfer or exchange.

(iii)             No service charge shall be made to a holder of Warrants for any registration, transfer or exchange but the Company may require from such holder the payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed on the holder in connection with any such exchange or registration of transfer. The Warrant Agent shall forward any such sum collected by it to the Company or to such persons as the Company shall specify by written notice. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until it is satisfied that all such taxes and/or charges have been paid.

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(iv)             So long as the Depository, or its nominee, is the registered owner of a Book-Entry Warrant, the Depository or such nominee, as the case may be, may be treated by the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent as the sole owner or holder of the Warrants represented by such Book-Entry Warrant for all purposes under this Warrant Agreement. Except as provided in Sections 6(d) and 6(g) hereof upon the exchange of a beneficial interest in a Book-Entry Warrant for a Warrant Certificate, owners of beneficial interests in a Book-Entry Warrant will not be entitled to have any Warrants registered in their names, and will not receive or be entitled to receive physical delivery of any such Warrants and will not be considered the owners or holders thereof under the Warrants or this Warrant Agreement. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Book-Entry Warrant or for maintaining, supervising or reviewing any records relating to such beneficial interests. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent, or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy, or other authorization furnished by the Depository or impair the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in a Book-Entry Warrant.

(v)               Notwithstanding anything herein to the contrary, the Warrant Agent will not record a registration of transfer or exchange of any Warrant Certificate unless the Warrant Agent receives a written order from the Company in the manner set forth in this Section 6.

SECTION 7. Acknowledgment; Securities Law Compliance. Each Warrant holder, by its acceptance of any Warrant issued under this Warrant Agreement, acknowledges and agrees that the Warrants were issued, and the Warrant Shares issuable upon exercise thereof shall be issued, pursuant to an exemption from the registration requirement of Section 5 of the Securities Act provided by Section 1145 of the Bankruptcy Code, and to the extent that a Warrant holder (or holder of Warrant Shares) is an “underwriter” as defined in Section 1145(b)(1) of the Bankruptcy Code, such holder may not be able to sell or transfer any Warrants or Warrant Shares in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder.

SECTION 8. Warrant Adjustments. The Exercise Price and the number or nature of Warrant Shares acquirable upon exercise of a Warrant shall be subject to adjustment as follows:

(a)                Stock Dividends, Subdivisions, Combinations and Reclassifications.

(i)                 In case the Company shall at any time after the date of this Warrant Agreement (A) declare a dividend on the New Common Stock payable in shares of New Common Stock or securities convertible, exercisable or exchangeable into New Common Stock, (B) subdivide the outstanding New Common Stock, whether by way of stock dividend, stock split or otherwise, (C) combine the outstanding New Common Stock into a smaller number of shares, whether by way of stock combination, reverse stock split or otherwise, or (D) issue any shares of its capital stock in a reclassification of, or similar transaction relating to, the New Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the number of Warrant Shares acquirable upon exercise of the Warrants on such date shall be proportionately adjusted so that the holder of any Warrant exercised after such action shall be entitled to receive the aggregate number of Warrant Shares which, if such Warrant had been exercised immediately prior to such action (or, in the case of a dividend, immediately prior to the record date therefore) and at a time when the New Common Stock transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such action.

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(ii)               Whenever the number of Warrant Shares acquirable upon exercise of the Warrants is adjusted as provided in Section 8(a), the Exercise Price shall be adjusted to equal (A) the Exercise Price immediately prior to such adjustment multiplied by the number of Warrant Shares for which a Warrant is exercisable immediately prior to such adjustment divided by (B) the number of Warrant Shares for which a Warrant is exercisable immediately after such adjustment.

Such adjustment to the Exercise Price and to the number of Warrant Shares acquirable upon exercise of the Warrant, as provided in this Section 8 (an “Adjustment”), shall be made successively whenever any event listed above shall occur; provided that there shall be no such Adjustment, unless and until such Adjustment, together with any previous Adjustments to the Exercise Price and to the number of Warrant Shares so acquirable which would otherwise have resulted in an Adjustment were it not for this proviso, would require an increase or decrease of at least 1% of the Exercise Price or the total number of Warrant Shares so acquirable at the time of such Adjustment, in which event such Adjustment and all such previous Adjustments shall immediately occur.

(b)               Subject Transaction. Notwithstanding anything else in this Warrant Agreement to the contrary, if the Company engages in a Subject Transaction the following provisions shall apply:

(i)                 In the event that the Subject Transaction results in the Company’s stockholders receiving consideration entirely in cash, upon the closing of the Subject Transaction and compliance with the Subject Transaction Notice Procedures, the Warrants shall be redeemed and cancelled in all respects, and, within twenty five (25) days of the closing of the Subject Transaction, each such Warrant holder shall receive the Cash Redemption Consideration.

(ii)               In the event that the Subject Transaction results in the Company’s stockholders receiving more than one type of consideration (i.e. more than one of securities, cash or other property), upon the closing of the Subject Transaction and compliance with the Subject Transaction Notice Procedures, the holder of any Warrants will thereafter receive, as the Warrant Shares deliverable upon the exercise thereof in accordance with the terms of this Warrant Agreement, the securities, cash and other property to which the holder of the number of shares of New Common Stock then deliverable upon the exercise or conversion of such Warrants would have been entitled upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that the provisions hereof shall thereafter be applicable (including the adjustment provisions of this Section 8), as nearly as reasonably may be, in relation to any securities, cash and other property thereafter deliverable upon the exercise of the Warrants (and in such instance, the Company or the successor person, as the case may be, shall execute and deliver to the Warrant Agent a supplemental agreement so providing and providing that the successor corporation assumes all of the duties and obligations of the Company under this Warrant Agreement); provided, however, that at the option of the Company (designated in writing by the Company or its successor to the Warrant Agent no later than five (5) days after the Redemption Determination Date, together with instructions to the Warrant Agent to deliver such information in the form of a notice to the holders of Warrants at such holder’s address appearing on the Warrant Register (and with respect to holders of beneficial interests in Book-Entry Warrants, to the Depository)) the Warrants shall be redeemed and cancelled in all respects, and, within twenty five (25) days of the closing of the Subject Transaction, each such Warrant holder shall receive the Mixed Redemption Consideration.

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(iii)             In the event that the Subject Transaction results in the Company’s stockholders receiving consideration entirely in securities, upon the closing of the Subject Transaction and compliance with the Subject Transaction Notice Procedures, the holder of any Warrants will thereafter receive, as the Warrant Shares deliverable upon the exercise thereof in accordance with the terms of this Warrant Agreement, the securities to which the holder of the number of shares of New Common Stock then deliverable upon the exercise or conversion of such Warrants would have been entitled upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that the provisions hereof shall thereafter be applicable (including the adjustment provisions of this Section 8), as nearly as reasonably may be, in relation to any securities thereafter deliverable upon the exercise of the Warrants (and in such instance, the Company or the successor person, as the case may be, shall execute and deliver to the Warrant Agent a supplemental agreement so providing and providing that the successor corporation assumes all of the duties and obligations of the Company under this Warrant Agreement); provided, however, that that at the option of the Company (designated in writing by the Company or its successor to the Warrant Agent no later than five (5) days after the Redemption Determination Date, together with instructions to the Warrant Agent to deliver such information in the form of a notice to the holders of Warrants at such holder’s address appearing on the Warrant Register (and with respect to holders of beneficial interests in Book-Entry Warrants, to the Depository)) the Warrants shall be redeemed and cancelled in all respects, and, within twenty five (25) days of the closing of the Subject Transaction, each such Warrant holder shall receive the Stock Redemption Consideration.

(iv)             Defined Terms With Respect to Subject Transactions:

(1)               “Black Scholes Warrant Value” as of any date, shall mean the value of a Warrant, as determined in good faith by the Board of Directors of the Company (the “Board of Directors”) (which determination shall be final and binding upon all holders of Warrants and the Warrant Agent), determined according to customary investment banking practices using the Black Scholes warrant model, with the following procedures and assumptions: (1) the term of the Warrants will be the period from the Redemption Determination Date until the Expiration Date, and the exercise price of the Warrant will be the Exercise Price then in effect, (2) the price of each share of New Common Stock will be the Market Price of the consideration to be received by the Company’s stockholders in the Subject Transaction, in the aggregate on a per-share basis, on the Redemption Determination Date, (3) the assumed volatility will be determined by the Investment Bank based on the average volatility for the six-month period preceding the Redemption Determination Date (provided, that if the relevant Subject Transaction results in the Company’s stockholders receiving securities, the assumed volatility will be determined for such six month period on the basis of the issuer of such securities, and further provided that, after the first Subject Transaction, volatility determined in connection with any subsequent Subject Transaction shall be determined as if no previous Subject Transactions had occurred), (4) the assumed risk-free rate will equal the yield on the U.S. Treasury rate for a period equal to the time between the Redemption Determination Date and the Expiration Date and (5) any other assumptions shall be made by the Board of Directors in good faith based upon the advice of the Investment Bank.

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(2)               “Cash Redemption Consideration” shall mean: (X) $0.01 in cash per share of New Common Stock into which the subject Warrant is then exercisable, if on the closing date of the applicable Subject Transaction the Net Exercise Value of a subject Warrant would be zero or a negative number or (Y) the Net Exercise Value in cash per Warrant, if on the closing date of the applicable Subject Transaction the Net Exercise Value would be a positive number.

(3)               “Investment Bank” means an investment bank of national standing selected by the Board of Directors of the Company.

(4)               “Market Price” means (i) if in reference to cash, the current cash value on the date of measurement in U.S. dollars, (ii) if in reference to any security, if such security is listed on a national securities exchange registered under the Exchange Act, a price equal to the average of the closing sales prices for such security on such exchange for each day during the twenty (20) consecutive trading days immediately preceding the date in question, and if such security is not listed on a national securities exchange registered under the Exchange Act, a price (which shall not take into effect any illiquidity or any minority discounts) as determined by the Investment Bank, (iii) if in reference to any debt which is not a security, the value as determined by the Investment Bank, and (iv) if in reference to any other property, the value (which shall not take into effect any illiquidity or any minority discounts) of such other property as determined by the Investment Bank.

(5)               “Mixed Consideration Ratio” means a fraction, (x) the numerator of which is the cash received in exchange for a share of New Common Stock in a Subject Transaction and (y) the denominator of which is the sum of the aggregate Market Price of the cash and securities received in exchange for a share of New Common Stock in a Subject Transaction as of the date of the Subject Transaction; provided, that if holders of New Common Stock are entitled to receive differing forms or types of consideration in any transaction or series of transactions contemplated by the definition of “Subject Transaction,” each Warrant holder shall be deemed to have received the same proportion of cash and securities that all holders of New Common Stock in the aggregate elected or were required to receive in such transaction or transactions.

(6)               “Mixed Redemption Consideration” shall mean:

a.                   If on the closing date of the applicable Subject Transaction the Net Exercise Value of a subject Warrant would be zero or a negative number, an amount equal to the Black Scholes Warrant Value of the Warrant (determined based on the securities to be received by the stockholders of the Company in the Subject Transaction) as of the date of such Subject Transaction, multiplied by the Stock Consideration Ratio; or

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b.                  If on the closing date of the applicable Subject Transaction the Net Exercise Value would be a positive number, an amount equal to the Net Exercise Value, with such Net Exercise Value being paid in the same proportion of cash and securities, of the type received by the stockholders of the Company in the Subject Transaction, as received in the aggregate by the stockholders of the Company in the Subject Transaction.

(7)               “Net Exercise Value” shall mean the positive difference, if any, on any specific date between (1) the product of (A) the number of shares of New Common Stock into which the Warrant is then exercisable and (B) (x) the cash consideration per share of New Common Stock received in an all-cash Subject Transaction, (y) the Market Price of the security consideration per share of New Common Stock received in an all-security Subject Transaction or (z) if the consideration in the Subject Transaction is a mix of cash and securities, the aggregate Market Price of the consideration per share of New Common Stock, less (2) the Exercise Price of the Warrant.

(8)               “Redemption Determination Date” means the date that is the closing date of a relevant Subject Transaction.

(9)               “Stock Consideration Ratio” means 1 minus the Mixed Consideration Ratio for the Subject Transaction.

(10)           “Stock Redemption Consideration” shall mean an amount, based on the number of shares into which the Warrant is then exercisable, equal to (X) if the Net Exercise Value is zero or less than zero, the Black Scholes Warrant Value of the Warrant as of the date of such Subject Transaction or (Y) if the Net Exercise Value is greater than zero, the Net Exercise Value, with such amount being paid in securities (based on the Market Price as of the closing) of the type received by the stockholders of the Company in the Subject Transaction.

(11)           “Subject Transaction” shall mean any one of the following transactions (other than in transactions, directly or indirectly, with a person or entity that immediately prior to the Subject Transaction beneficially owns more than 20% of the issued and outstanding New Common Stock): (i) the sale of all or substantially all of the Company’s assets, (ii) the sale of all or substantially all of the Company’s then outstanding Common Stock, or (iii) a merger or consolidation by the Company with or into another person in which the holders of the common stock of the Company immediately prior to the merger are not holders, directly or indirectly, of at least 50% of the common stock of the surviving person immediately after the merger.

(12)           “Subject Transaction Notice Procedures” shall mean the requirement that the Company provide, in addition to the notice requirements set forth in Section 8(f) hereof, a notice to holders of Warrants setting forth any action to be taken by the Company that may constitute a Subject Transaction, the resulting effect of such action on the Warrants, and the amount of cash and/or the number and kind of securities or other property to be received by the holders of Warrants pursuant to such Subject Transaction (if any). Such notice shall be delivered by the Company (including by directing the Warrant Agent to so deliver) to holders of Warrants at such holder’s address appearing on the Warrant Register (and with respect to holders of beneficial interests in Book-Entry Warrants, to the Depository), and shall be delivered on a date calculated and by a method chosen by the Company to reasonably ensure that such notice shall be actually received by the holders of Warrants on or prior to the Redemption Determination Date.

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(v)               The provisions of this subsection (b) shall similarly apply to successive mergers or consolidations or sales or other transfers.

(vi)             Notwithstanding anything to the contrary in this Section 8(b), any property received by stockholders of the Company in a Subject Transaction that is neither cash nor securities shall be treated as cash consideration for all purposes of this Section 8(b) in an amount equal to the Market price of such property.

(c)                Consolidation, Merger or Sale of Assets Other than a Subject Transaction. If the Company shall at any time consolidate with or merge into another person (other than in the type of transaction identified in Section 8(a)(i)(D) or Section 8(b)), the holder of any Warrants will thereafter receive, upon the exercise thereof in accordance with the terms of this Warrant Agreement, the securities or property to which the holder of the number of shares of New Common Stock then deliverable upon the exercise or conversion of such Warrants would have been entitled upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that the provisions hereof shall thereafter be applicable (including the provisions of this Section 8), as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the exercise of the Warrants. The Company or the successor person, as the case may be, shall execute and deliver to the Warrant Agent a supplemental agreement so providing. In addition, such supplemental agreement shall provide that the successor person assumes all of the duties and obligations of the Company under this Warrant Agreement. A sale of all or substantially all the assets of the Company for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes. The provisions of this Section 8(c) shall similarly apply to successive mergers or consolidations or sales or other transfers.

(d)               Calculations to the Nearest Cent and One-Hundredth of a Share. All calculations under this Section 8 shall be made by the Company and shall be made to the nearest cent and to the nearest one-hundredth of a share as the case may be. Any adjustment required by this Section 8 shall be made no later than the earlier of one month from the date of the transaction which mandates such adjustment or the expiration of the right to exercise any Warrant.

(e)                Notice of Warrant Adjustment. Whenever the Exercise Price or the number of Warrant Shares acquirable upon exercise of a Warrant shall be adjusted as provided in this Section 8, the Company shall forthwith file with the Warrant Agent a certificate, signed by a firm of independent public accountants, showing in detail the facts requiring such adjustment and the Exercise Price and number of Warrant Shares so acquirable that will be effective after such adjustment. The Warrant Agent, at the sole expense of the Company, shall also cause a notice setting forth any adjustments to be sent by mailing first class, postage prepaid, to each registered holder of a Warrant or Warrants at its address appearing on the Warrant Register. The Warrant Agent shall have no duty with respect to any certificate filed with it except to keep the same on file and available for inspection by registered holders of Warrants during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to make or verify any calculation under any provision of this Warrant Agreement or to determine whether any facts exist which may require any adjustment of the Exercise Price or the number and kind of shares of capital stock issuable upon exercise of the Warrants, or with respect to the nature of any adjustment of the Exercise Price or the number and kind of shares of capital stock issuable upon exercise of the Warrants when made, or with respect to the method employed in making such adjustment and shall have no duty or obligation to investigate or confirm whether the information contained in any such written notice complies with the terms of this Warrant Agreement or any other document. The Warrant Agent shall be fully protected in relying upon any such written notice delivered in accordance with this Section 8(e), and on any adjustment therein contained, and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such written notice.

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(f)                Other Notices. In case the Company after the date hereof shall propose to take any action of the type described in this Section 8, the Company shall file with the Warrant Agent a certificate, signed by an Appropriate Officer and by its Secretary or any Assistant Secretary specifying the action taken, a description of facts with respect thereto (to the extent such facts may be known on the date of such notice), and the resulting effect of such action on the Exercise Price and the number of Warrant Shares or other securities or property which shall be acquirable upon exercise of Warrants. Such certificate shall be given at least ten (10) days prior to the taking of such proposed action. The Company shall also cause a notice setting forth any such proposed action to be sent by mailing first class, postage prepaid, to each registered holder of a Warrant Certificate or a Book-Entry Warrant at its address appearing on the Warrant Register. Failure to give such notice or any defect therein shall not affect the legality or validity of such action. The Warrant Agent shall be fully protected in relying upon any such written notice delivered in accordance with this Section 8(f), and on any adjustment therein contained, and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such written notice.

(g)               No Change in Warrant Terms on Adjustment. Irrespective of any of the adjustments in the Exercise Price or the number of Warrant Shares, Warrant Certificates and Book-Entry Warrants theretofore or thereafter issued may continue to express the same prices and rights to purchase the same number of Warrant Shares as are stated in a similar Warrant Certificate or Book-Entry Warrant issuable initially, or at some subsequent time, pursuant to this Warrant Agreement and such Exercise Price and number of Warrant Shares specified therein shall be deemed to have been so adjusted.

(h)               Treasury Shares. Shares of New Common Stock at any time owned by the Company shall not be deemed to be outstanding for purposes of any computation under this Section 8.

(i)                 Optional Reduction in Exercise Price. (i) Anything in this Section 8 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments required by this Section 8, as it in its sole discretion shall determine to be necessary in order that any consolidation or subdivision of the New Common Stock, issuance wholly for cash of any New Common Stock at less than the Current Market Price (as defined below), issuance wholly for cash of New Common Stock or securities which by their terms are convertible into or exchangeable for New Common Stock, stock dividend, issuance of rights, options or warrants referred to hereinabove in this Section 8, hereinafter made by the Company to its holders of New Common Stock, shall not be taxable to them.

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(ii)               The Company may, at its option, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount deemed appropriate by the Board of Directors of the Company, for any length of time.

SECTION 9. Current Market Price. For all purposes of this Warrant Agreement, the term “Current Market Price” per share of New Common Stock on any date shall be deemed to be the average of the daily closing prices for the five (5) consecutive trading days commencing before but not including such date. The closing price for each day shall be the average of the closing bid and asked prices, as reported by NASDAQ or a similar source selected from time to time by the Company for the purpose. If on any such date the shares of New Common Stock are not quoted by any such source, the fair value of such shares on such date, as determined by the Board of Directors of the Company, shall be used.

SECTION 10. Exercise of Warrants. (a) Subject to the provisions of this Warrant Agreement (including without limitation, Section 8), each Warrant holder shall have the right, which may be exercised at any time (or, in the event of a Cashless Exercise (as defined below), at any time on or following the sixth trading day of the New Common Stock on NASDAQ following the date hereof), and from time to time, in whole or in part, during the period ending at 3:30 p.m., Eastern Standard Time, on April 30, 2023 (the “Expiration Date”), to exercise each Warrant and receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrant and payment of the aggregate Exercise Price then in effect for such Warrant Shares. In addition, prior to the delivery of any Warrant Shares that the Company shall be obligated to deliver upon proper exercise of the Warrants, the Company shall comply with all applicable federal and state laws, rules, and regulations which require action to be taken by the Company. Subject to the terms and conditions set forth herein, the holder may exercise the Warrants by:

(i)                 (x), in the case of a Warrant Certificate, providing written notice of such election (the “Warrant Exercise Notice”) to exercise the Warrants to the Company and the Warrant Agent at the Warrant Agent Office no later than 3:30 p.m., Eastern Standard Time, on the Expiration Date, which Warrant Exercise Notice shall be in the form of an election to purchase New Common Stock substantially set forth in Exhibit B hereto, properly completed and executed by the Warrant holder, or, (y) in the case of a Book-Entry Warrant, complying with the procedures established by the Depositary for the exercise of Warrants; and

(ii)               (x) in the case of a Warrant Certificate, delivering to the Warrant Agent no later than 3:30 p.m., Eastern Standard Time, on the business day immediately prior to the applicable Settlement Date (as defined below), such Warrants by physical delivery to the Warrant Agent Office or, (y) in the case of a Book-Entry Warrant, complying with the procedures established by the Depositary for the exercise of Warrants; and

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(iii)             (x) in the case of a Warrant Certificate, paying to the Company, as set forth below, the applicable aggregate Exercise Price for all Warrants being exercised (the “Exercise Amount”), together with all applicable taxes and charges, or, (y) in the case of a Book-Entry Warrant, complying with the procedures established by the Depositary for the exercise of Warrants.

The date that is three (3) business days after the holder of a Warrant complies with the requirements for exercise set forth in this Section 10(a) is referred to for all purposes under this Warrant Agreement as the “Settlement Date.” The date of exercise of any Warrant shall be deemed to be the date on which the holder of a Warrant complies with the requirements for exercise set forth in this Section 10(a). In the case of a Warrant Certificate, payment of such Exercise Price may be made to the Company in wire transfer of immediately available funds, cash, or by certified or official bank check. No adjustment shall be made for any cash dividends on Warrant Shares issuable upon exercise of a Warrant.

The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the Warrant Agent’s services provided under this Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at the Warrant Agent’s risk and for its benefit for any funds held in such accounts from time to time. Neither the Company nor the Holders will receive interest on any deposits, Exercise Price or Cash in Lieu of Payments. At 4p.m. on a daily basis the Warrant Agent will send any funds received in regards to the Exercise Price to the Company, along with a spreadsheet detailing the amount of funds collected and the number of Warrants exercised.

(b)               As soon as reasonably practicable after the exercise of any Warrant, the Warrant Agent shall:

(i)                 in the case of a Book-Entry Warrant, credit to the Depository for the account of such holder or for the account of a participant in the Depository the number of Warrant Shares to which such holder is entitled, in each case registered in such name and delivered to such account as directed by such holder or by the direct participant in the Depository through which such holder is acting; or

(ii)               in the case of a Warrant Certificate, requisition the Company’s stock transfer agent (the “Transfer Agent”) to record a book-entry interest in the Warrant Shares registered on the books of the Transfer Agent or, at the Company’s option, by directing the Transfer Agent to deliver to the address designated by such holder in its Warrant Exercise Notice of a physical certificate or certificates representing the number of Warrant Shares to which such holder is entitled, in fully registered form, registered in such name or names as may be directed by such holder. Such Warrant Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the close of business on the date of the delivery thereof.

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Warrants shall be exercisable during the period provided for in Section 10(a) at the election of the holder thereof, either as an entirety or from time to time for a portion of the number of Warrant Shares issuable upon exercise of such Warrants. If less than all of the Warrants evidenced by a Book-Entry Warrant are exercised at any time prior to 3:30 p.m., Eastern Standard Time, on the Expiration Date, the records of the Depository and the applicable Book-Entry Warrant shall be adjusted to reflect a decrease in the number of Warrants represented by the Book-Entry Warrant equal to the number of Warrants exercised. If less than all of the Warrants evidenced by a Warrant Certificate are exercised at any time prior to 3:30 p.m., Eastern Standard Time on the Expiration Date, the applicable Warrant Certificate presented for surrender shall be cancelled in accordance with Section 10(d) hereof, and the Company shall issue a new Warrant Certificate for the remaining number of Warrants evidenced by the Warrant Certificate so surrendered, and the Warrant Agent is hereby authorized to countersign the new Warrant Certificate pursuant to the provisions of Section 5 hereof and this Section 10. The person in whose name any certificate or certificates for the Warrant Shares are to be issued (or such Warrant Shares are to be registered, in the case of a book-entry transfer) upon exercise of a Warrant shall be deemed to have become the holder of record of such Warrant Shares on the date such Warrant Exercise Notice is delivered.

(c)                For purposes of this Warrant Agreement, a “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York are authorized or obligated by law, regulation, or executive order to close or remain closed. In accordance with Section 12 hereof, no fractional shares shall be issued upon exercise of any Warrants.

(d)               All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by or at the direction of the Company in accordance with applicable law. With respect to each exercise of Warrants relating to a Warrant Certificate, the Warrant Agent shall provide an authorized representative of the Company, as directed by the Company, by the end of each day on which Warrants were exercised, with (A) a copy of the Warrant Exercise Notice (B) copies of any Warrant Certificates surrendered to the Warrant Agent and (C) such other information as the Company shall reasonably require and shall be in the possession of the Warrant Agent. With respect to each exercise of Warrants relating to a Warrant Certificate, the Company shall advise an authorized representative of the Warrant Agent, as directed by the Warrant Agent, of (A) its receipt of the proper Exercise Price associated with a particular exercise and (B) such other information as the Warrant Agent shall reasonably require and shall be in the possession of the Company.

(e)                In addition to the method of payment set forth in Section 10(a) hereof and in lieu of any cash payment required thereunder (such payment and exercise being a “Cash Exercise”), each holder of the Warrants shall have the right at any time and from time to time to convert the Warrants into Warrant Shares in full or in part in the applicable manner set forth in Section 10(a), without delivering the Exercise Price as would otherwise be required, by authorizing the Company to withhold from issuance a number of Warrant Shares issuable pursuant to the Warrants being exercised and such withheld Warrant Shares shall thereupon no longer be issuable under the Warrants (a “ Cashless Exercise”); provided, however, that the holder shall pay such amounts as may be required to cover any stamp or other tax or other charge that may be imposed on the holder in connection with any such Cashless Exercise. The formula for determining the number of Warrant Shares to be issued in a Cashless Exercise pursuant to this Section 10(e) is as follows:

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X = (A-B) x C

A

where:

X = the number of Warrant Shares issuable upon exercise of the Warrants pursuant to this Section 10(e); provided, that such Warrant Shares shall (without affecting the Market Price of a Warrant Share) be issuable (x) in the event the Exercise Price is in the aggregate less than the amount of cash that would have been received in the aggregate had a Cash Exercise been effected, the same proportion of cash (net of the Exercise Price) and securities as if a Cash Exercise was effected and (y) in the event the Exercise Price is in the aggregate equal to or more than the amount of cash that would have been received in the aggregate had a Cash Exercise been effected, all in securities.

A = the Market Price of one Warrant Share, provided, that if such Warrant Shares are (1) deliverable as New Common Stock then the Market Price shall be the Current Market Price, (2) deliverable as a mix of cash and securities, then the Market Price shall equal the sum of the cash and the Market Price of the securities deliverable for one Warrant Share, as applicable, or (3) deliverable as securities other than New Common Stock, then the Market Price shall be the Market Price of such securities deliverable for one Warrant Share.

B = the Exercise Price.

C = the number of Warrants then being exercised.

If the Market Price is less than the Exercise Price, then no Warrant Shares shall be issuable via such purported or attempted Cashless Exercise and such Warrants shall be deemed to have not been exercised.

The Company shall make all calculations under this Section 10, and the Warrant Agent shall have no duty or obligation to verify or confirm the Company’s calculations and determinations with respect to any cashless exercise. The Warrant Agent shall have no duty or obligation to take any action with respect to the exercise of any Warrants unless and until it has received all relevant information hereunder.

SECTION 11.Unexercised Warrants. To the extent that any Warrant Certificates or Book-Entry Warrants remain outstanding on the Expiration Date, the unexercised Warrants represented thereby shall be deemed null and void.

SECTION 12. Elimination of Fractions. The Company shall not be required to issue fractional shares of New Common Stock upon any exercise of Warrants. As to any final fraction of a share of New Common Stock which the same holder of one or more Warrants, the rights under which are exercised in the same transaction or series of related transactions, would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the Current Market Price (as determined in the manner prescribed in Section 9 hereof) on the business day which next precedes the day of exercise. Whenever a payment for fractional shares is to be made by the Warrant Agent under any section of this Warrant Agreement, a Warrant Certificate or a Book-Entry Warrant, the Company shall promptly prepare and deliver to the Warrant Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments. The Warrant Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of, any payment for fractional shares under any Section of this Warrant Agreement, a Warrant Certificate or a Book-Entry Warrant relating to the payment of fractional shares unless and until the Warrant Agent shall have received such a certificate. In addition, the Warrant Agent shall have no duty with respect to any payment for fractional shares under any Section of this Warrant Agreement, a Warrant Certificate or a Book-Entry Warrant relating to the payment of fractional shares unless and until the Warrant Agent shall have received sufficient monies. The Company will deposit with the Warrant Agent three hundred dollars ($300.00) at the Effective Time for the payment of fractional shares, which amount will be deposited in the bank accounts established pursuant to Section 10(a). If such balance is less than one hundred dollars ($100.00) at any time, upon written notice from the Warrant Agent to the Company, the Company will deposit with the Warrant Agent additional funds such that the amount on deposit is equal to three hundred dollars ($300.00).

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SECTION 13. Issue Taxes. The Company will pay documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of any Warrant; provided, however, that neither the Company nor the Warrant Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of Warrants, in respect of which such shares are initially issued.

SECTION 14. Reservation of Shares. In accordance with Section 2 hereof, the Company shall at all times reserve and keep available out of its authorized but unissued New Common Stock, for the purpose of effecting the issuance of Warrant Shares upon the exercise of Warrants, such number of shares of its duly authorized Warrant Shares as shall from time to time be sufficient to effect the issuance of Warrant Shares upon exercise of all Warrants at the time outstanding.

SECTION 15. Merger, Consolidation or Change of Name of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any person succeeding to all or substantially all of the agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. If, at the time such successor to the Warrant Agent by merger or consolidation succeeds to the agency created by this Warrant Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned; and if, at that time any of the Warrant Certificates shall not have been countersigned, any such successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates in this Warrant Agreement.

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If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and if at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Warrant Agreement.

SECTION 16. Inspection of Warrant Agreement. The Warrant Agent shall keep copies of this Warrant Agreement available for inspection by registered holders of Warrants during normal business hours at the Warrant Agent Office.

SECTION 17. Supplements and Amendments. The parties hereto may from time to time supplement or amend this Warrant Agreement without the approval of any holders of Warrants to cure any ambiguity or to correct or supplement any provision contained in this Warrant Agreement which may be defective or inconsistent with any other provision contained herein, or to make such other provisions with respect to any change or any supplemental agreement as the parties may deem necessary or desirable and which shall not materially adversely affect the interests of the Warrant holders.

SECTION 18. Mutilated or Missing Warrant Certificates. If any Warrant Certificate shall be mutilated, lost, stolen, or destroyed, the Warrant Agent shall countersign and deliver a new Warrant Certificate of like tenor and denomination in exchange and substitution therefor upon surrender and cancellation of the mutilated Warrant Certificate or, in the case of a lost, stolen or destroyed Warrant Certificate, upon receipt of evidence satisfactory to the Company and the Warrant Agent of the loss, theft, or destruction of such Warrant Certificate and an affidavit and the posting of an indemnity or bond satisfactory to it. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant Certificate shall be at any time enforceable by anyone.

SECTION 19. Duties of the Warrant Agent. The Warrant Agent agrees to perform the duties expressly set forth in this Warrant Agreement (and no duties that are not expressly set forth herein shall be implied) upon the following terms and conditions, by all of which the Company and the Warrant holders, by their acceptance thereof, shall be bound:

The Warrant Agent, its affiliates, principles, directors, officers, employees, agents, representatives, attorneys, accountants, advisors and other professionals (collectively, the “Warrant Agent Parties”) shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only. The Warrant Agent Parties shall not be under any responsibility in respect of the validity or sufficiency of this Warrant Agreement or the execution and delivery hereof or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall the Warrant Agent Parties be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant Certificate or Book-Entry Warrant to be complied with by the Company; nor shall the Warrant Agent Parties be responsible for the making of any adjustment in the Exercise Price or the number of shares issuable upon the exercise of a Warrant required under the provisions of Section 8 or be responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such change; nor shall the Warrant Agent Parties by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Warrant Shares will, when issued, be validly issued and fully paid and non-assessable. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrant Certificate authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Warrant Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Warrant Agreement or in the Warrant Certificates or Book-Entry Warrants to be complied with by the Company.

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The Warrant Agent Parties shall have no liability under and no duty to inquire as to the provisions of any agreement, instrument or document other than this Warrant Agreement.

The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be legal counsel for the Company) and the advice of such counsel shall be full and complete authorization and protection to the Warrant Agent Parties as to any action taken or omitted by such parties in good faith in accordance with such advice.

The Warrant Agent Parties may rely on and shall incur no liability or responsibility to the Company or to any holder of a Warrant for any action taken, suffered or omitted to be taken by it upon any notice, instruction, request, resolution, waiver, consent, order, certificate, affidavit, statement, or other paper, document or instrument furnished to the Warrant Agent hereunder and believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Warrant Agent Parties shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice, instruction, request, resolution, waiver, consent, order, certificate, affidavit, statement, or other paper, document or instrument. The Warrant Agent shall not take any instructions or directions except those given in accordance with this Warrant Agreement.

Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by any authorized officer and delivered to the Warrant Agent; and such certificate will be full authorization to the Warrant Agent for any action taken, suffered or omitted by it under the provisions of this Warrant Agreement in reliance upon such certificate. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the authorized officers, and to apply to such officers for advice or instructions in connection with its duties, and it will not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions of any such officer.

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The Company agrees to pay to the Warrant Agent, upon the execution of this Warrant Agreement and from time to time thereafter, reasonable compensation, as set forth in the fee schedule attached hereto as Exhibit C, for all services rendered by the Warrant Agent in the execution of this Warrant Agreement, and to reimburse the Warrant Agent for all out-of-pocket expenses (including reasonable counsel fees and expenses), taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in connection with the preparation, delivery, administration, execution and amendment of this of this Warrant Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Warrant Agent Parties and hold such parties harmless against any and all liabilities, losses, suits, actions, proceedings, settlement, or expense including judgments, costs and reasonable counsel fees, for any action taken, suffered or omitted to be taken by the Warrant Agent Parties in connection with the acceptance and administration of this Warrant Agreement except to the extent that a court of competent jurisdiction determines that the Warrant Agent’s gross negligence, willful misconduct or bad faith (as each is determined by a final, nonappealable judgment) was the primary cause of any loss.

The Warrant Agent Parties may buy, sell, or deal in any of the Warrants or other securities of the Company freely as though such parties were not Warrant Agent Parties under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent Parties from acting in any other capacity for the Company or for any other legal entity.

The Warrant Agent shall act hereunder solely as agent for the Company and in a ministerial capacity and does not assume any obligation or relationship of agency or trust with any of the owners or holders of the Warrants, and its duties shall be determined solely by the provisions hereof. The Warrant Agent Parties shall not be liable for any action taken, suffered or omitted to be taken in connection with this Warrant Agreement except to the extent that a court of competent jurisdiction determines that such parties’ gross negligence, willful misconduct or bad faith (as each is determined by a final, nonappealable judgment) was the primary cause of any loss.

Anything in this Warrant Agreement to the contrary notwithstanding, in no event shall the Warrant Agent Parties be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advises of the likelihood of such loss or damage. Any liability of the Warrant Agent under this Warrant Agreement, other than liability arising from the Warrant Agent’s willful misconduct, shall be limited to an amount equal to forty-eight (48) times the monthly fees paid by the Company to the Warrant Agent.

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The Warrant Agent shall not be required to use or risk its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Warrant Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its reasonable discretion, to be satisfactory.

Notwithstanding the foregoing, nothing in this Section 19 shall relieve the Warrant Agent from any liability arising from the Warrant Agent’s transfer of any Warrant without obtaining a written order from the Company as described in Section 6 hereof.

All rights and obligations contained in this Section 19 shall survive the termination of this Warrant Agreement and the resignation, replacement, incapacity, removal or bankruptcy of the Warrant Agent. All fees and expenses properly incurred by the Warrant Agent prior to the resignation, replacement, incapacity, removal or bankruptcy of the Warrant Agent shall be paid by the Company in accordance with this Section 19 of this Warrant Agreement notwithstanding the resignation, replacement, incapacity removal or bankruptcy of the Warrant Agent.

The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to the provisions of this Warrant Agreement.

The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, war, terrorism, insurrection, fires, earthquakes, storms, floods, acts of God or similar occurrences.

The Warrant Agent will not be under any duty or responsibility to insure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of Warrant Certificates or Book-Entry Warrants.

The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent. The provisions of this Section 19 shall survive the termination of this Warrant Agreement and the resignation or removal of the Warrant Agent.

SECTION 20. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Warrant Agreement upon thirty (30) days’ notice in writing mailed to the Company by registered or certified mail, to the registered holders of Warrant Certificates and Book-Entry Warrants by first-class mail. The Company may remove the Warrant Agent or any successor Warrant Agent upon thirty (30) days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to the Transfer Agent by registered or certified mail, to the registered holders of Warrant Certificates and Book-Entry Warrants by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company fails to make such appointment within a period of thirty (30) days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent, then any holder of a Warrant may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a person organized and doing business under the laws of the United States or of the State of New York, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $5,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of such appointment the Company shall file notice thereof in writing with the predecessor Warrant Agent and each Transfer Agent, and mail a notice thereof in writing to the registered holders of the Warrant Certificates and Book-Entry Warrants. Failure to give any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

22

SECTION 21. Representations and Warranties of the Company: The Company hereby represents and warrants to the Warrant Agent that:

(a)                The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)               The execution, delivery and performance of this Warrant Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company;

(c)                The execution, delivery and performance of this Warrant Agreement by the Company and the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will not conflict with, violate or constitute a breach of any material contract, agreement or instrument by which the Company is bound or any judgment, order, decree, law, statute, rule, regulation or other judicial or governmental restriction to which the Company is subject;

(d)               This Warrant Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and

23

(e)                The Warrants, when issued and delivered to the initial Holders as provided in this Agreement, and the Warrant Shares issued upon exercise of the Warrants, when issued, paid for and delivered as provided in this Warrant Agreement, will be validly issued, fully paid and nonassessable.

SECTION 22. Representations and Warranties of the Warrant Agent: The Warrant Agent hereby represents and warrants to the Company that:

(a)                The Warrant Agent is a limited liability company duly organized and validly existing under the laws of its state of organization and has all requisite company power and authority to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)               The execution, delivery and performance of this Warrant Agreement by the Warrant Agent and the consummation by the Warrant Agent of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of the Warrant Agent;

(c)                The execution, delivery and performance of this Warrant Agreement by the Warrant Agent and the consummation by the Warrant Agent of the transactions contemplated hereby in accordance with the terms hereof will not conflict with, violate or constitute a breach of any material contract, agreement or instrument by which the Warrant Agent is bound or any judgment, order, decree, law, statute, rule, regulation or other judicial or governmental restriction to which the Warrant Agent is subject; and

(d)               This Warrant Agreement constitutes the legal, valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

SECTION 23.Identity of Transfer Agent. The Transfer Agent on the date hereof is Computershare Shareowner Services LLC. Forthwith upon the appointment of any subsequent Transfer Agent for shares of the New Common Stock, the Company will file with the Warrant Agent a statement setting forth the name and address of such Transfer Agent.

SECTION 24. Notices. Any notice pursuant to this Warrant Agreement to be given by the Warrant Agent or by the registered holder of any Warrant to the Company shall be in writing, shall be deemed effective on the date of receipt, and may be sent by nationally recognized overnight delivery service, return receipt requested, or by personal delivery to (until another address is filed in writing by the Company with the Warrant Agent):

24

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Telephone: 212- 668-0340

Fax: 212- 509 9190

Attn: David Trick, Chief Financial Officer

with a copy to:

Richard Spitzer, Esq.

Mayer Brown

1675 Broadway

New York, NY 10019

Telephone: 212- 506 2500

Fax: 212- 849 5672

Any notice pursuant to this Warrant Agreement to be given by the Company or by the registered holder of any Warrant to the Warrant Agent shall be sufficiently given if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

Computershare Inc.

Corporate Actions

250 Royall Street

Canton, MA 02021

Attention: Scott Travis

Telephone: 781-575-3816

Facsimile: 781-575-2901

SECTION 25.Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder; provided that, other than as set forth in Section 15 and Section 20 hereof, this Warrant Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; provided, further, that any reorganization, merger, consolidation, sale of assets or other form of business combination by the Company shall not require the consent of the Warrant Agent. Any attempted assignment in violation of the foregoing will be void.

SECTION 26. Termination. This Warrant Agreement shall terminate at 3:30 p.m., Eastern Standard Time, on the Expiration Date (or, at 3:30 p.m., Eastern Standard Time, on the Settlement Date with respect to any Warrant Exercise Notice delivered prior to 3:30 p.m., Eastern Standard Time, on the Expiration Date). Notwithstanding the foregoing, this Warrant Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised. Termination of this Warrant Agreement shall not relieve the Company or the Warrant Agent of any of their obligations arising prior to the date of such termination or in connection with the settlement of any Warrant exercised prior to 3:30 p.m., Eastern Standard Time, on the Expiration Date.

25

SECTION 27. Governing Law. This Warrant Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of the laws of a jurisdiction other than the State of New York.

SECTION 28. Benefits of this Warrant Agreement. Nothing in this Warrant Agreement shall be construed to give to any person or entity other than the Company, the Warrant Agent, the holders of Warrants any legal or equitable right, remedy or claim under this Warrant Agreement; but this Warrant Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the holders of Warrants.

SECTION 29. Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 30. Entire Agreement. This Warrant Agreement, the Warrant Certificates and the Book-Entry Warrants constitute the entire agreement of the Company, the Warrant Agent, and the holders of the Warrants with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Company, the Warrant Agent, and the holders of the Warrants with respect to the subject matter hereof. Except as expressly made herein, neither the Company nor the Warrant Agent makes any representation, warranty, covenant, or agreement with respect to the Warrants.

SECTION 31. Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Agreement; provided, however, that if such excluded or added provision shall affect the rights, immunities, duties, or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon notification in writing to the Company.

26

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed as of the day and year first above written.

Ambac Financial Group, Inc.

By:	/s/ David Trick
Name: David Trick
Title: Chief Financial Officer

Computershare Trust Company, N.A. and Computershare Inc.,
as Warrant Agent

By:	/s/ Neda Sheridan
Name: Neda Sheridan
Title: Corporate Actions Group Manager

27

Exhibit A-1

FORM OF WARRANT CERTIFICATE

THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE HAVE BEEN, AND THE NEW COMMON STOCK WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THE WARRANTS (THE “WARRANT SHARES,” AND TOGETHER WITH THE WARRANTS, THE “SECURITIES”) WERE ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY REFORM ACT OF 1978, AS AMENDED (THE “BANKRUPTCY CODE”). THE SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE, THEN THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR THE WARRANT AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE OR OTHER TRANSFER OF ANY INTEREST IN ANY OF THE WARRANT SHARES REPRESENTED

BY THIS WARRANT.

A-1-1

NO. W-1	WARRANT(S) TO PURCHASE _____ SHARES OF COMMON STOCK

AMBAC FINANCIAL GROUP, INC.

WARRANT(S) TO PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE

CUSIP # 023139116

DISTRIBUTION DATE: May 1, 2013

This Warrant Certificate certifies that ___________________, or its registered assigns, is the registered holder of Warrants (the “Warrants”) of AMBAC FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), to purchase the number of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company set forth above (as adjusted from time to time in accordance with the terms of the Warrant Agreement). The Warrants expire at 3:30 p.m., Eastern Standard Time, on April 30, 2023 (the “Expiration Date”) and entitles the holder to purchase from the Company up to the number of fully paid and nonassessable shares of Common Stock set forth above at an exercise price of $16.67 per share of Common Stock (as adjusted from time to time in accordance with the terms of the Warrant Agreement, the “Exercise Price”). Subject to the terms and conditions set forth in the Warrant Agreement, the Warrants may be exercised at any time (or, in the event of a Cashless Exercise, at any time on or following the sixth trading day of the New Common Stock on NASDAQ following the date of the Warrant Agreement), and from time to time, in whole or in part, during the period ending at 3:30 p.m., Eastern Standard Time, on the Expiration Date. The Exercise Price and the number of shares of Common Stock acquirable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Warrant Agreement.

A-2-1

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officers as of the date below set forth.

Dated: May 1, 2013

AMBAC FINANCIAL GROUP, INC.

By: ___________________________________________
Name: Diana M. Adams
Title: President

Countersigned:
Computershare Trust Company, N.A. and Computershare Inc.,
as Warrant Agent

By: ___________________________________________
Name: Authorized Officer

Address of Registered Holder for Notices (until changed in accordance with the Warrant Agreement):

A-2-2

FORM OF REVERSE OF WARRANT CERTIFICATE

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants to purchase up to [ ] shares of Common Stock issued pursuant to the Warrant Agreement. The Warrant Agreement is hereby incorporated by reference herein and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the registered holders of the Warrants. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Warrant Agreement.

Upon due presentment for registration of transfer of the Warrants and surrender of this Warrant Certificate at the office of the Warrant Agent designated for such purpose, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations set forth in the Warrant Agreement, without charge except for any applicable tax or other charge.

Subject to Section 12 of the Warrant Agreement, the Company shall not be required to issue fractional shares of Common Stock.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act state securities laws or other applicable law.

The Warrants do not entitle the registered holder thereof to any of the rights of a stockholder of the Company.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of the Warrants represented by this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

No registration or transfer of the securities issuable pursuant to the Warrants will be recorded on the books and records of the Company or the Warrant Agent until the provisions set forth in the Warrant Agreement have been complied with.

In the event of any conflict or inconsistency between this Warrant Certificate and the Warrant Agreement, the Warrant Agreement shall control.

A-2-3

Exhibit A-2

Form of Warrant Statement

[As provided by the Warrant Agent]

A-2-4

EXHIBIT B

EXERCISE NOTICE FOR HOLDERS

HOLDING WARRANT CERTIFICATES

(To be executed upon exercise of the Warrant(s))

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant Certificate(s), to purchase shares of New Common Stock of Ambac Financial Group, Inc. and (check one or both):

___	herewith tenders in payment for __________________ shares of New Common Stock an amount of $__________________ by certified or official bank check made payable to the order of Ambac Financial Group, Inc. or by wire transfer in immediately available funds to an account arranged with Ambac Financial Group, Inc.; and/or

___	herewith tenders the Warrant(s) for __________________ shares of New Common Stock pursuant to the cashless exercise provision of Section 10(e) of the Warrant Agreement.

The undersigned requests that a statement representing the shares of New Common Stock issued upon exercise of the Warrant(s) be delivered in accordance with the instructions set forth below.

Dated: __________________, 20____

THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 3:30 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE. ALL CAPITALIZED TERMS USED HEREIN BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE WARRANT AGREEMENT.

B-1

THE UNDERSIGNED REQUESTS THAT A STATEMENT REPRESENTING THE SHARES OF COMMON STOCK BE DELIVERED AS FOLLOWS:

Name: ____________________________________________

(Please Print)

Address: __________________________________________

Telephone: ________________________________________

Fax: ______________________________________________

Social Security Number or Other Taxpayer Identification Number (if applicable): ____________

IF SAID NUMBER OF SHARES SHALL NOT BE ALL THE SHARES ACQUIRABLE UNDER THE WARRANT(S), THE UNDERSIGNED REQUESTS THAT A NEW WARRANT CERTIFICATE(S) REPRESENTING THE BALANCE OF SUCH WARRANT(S) SHALL BE REGISTERED AND DELIVERED AS FOLLOWS:

Name: ____________________________________________

(Please Print)

Address: __________________________________________

Telephone: ________________________________________

Fax: ______________________________________________

Social Security Number or Other Taxpayer Identification Number (if applicable): ____________

Signature: _________________________________________

Name: ____________________________________________

Capacity in which Signing: ____________________________

SIGNATURE GUARANTEED BY: _____________________

The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a participant in a Medallion Signature Guarantee Program [at a guarantee level acceptable to the Company’s transfer agent].

B-2

EXHIBIT C

FEE SCHEDULE

Service Description	Fees
Warrant Agent in conjunction with Transfer Agency
Issue Set Up Fee (one time)	$5,000.00
Monthly Administration Fee	$300.00
Processing Accounts, each	$50.00
Requisitioning Funds, each requisition	Included
Expiration	Included
Special Services	Additional

Out-of-pocket costs

Other expenses include but are not limited to: telephone charges, stationery, envelopes, printing, and insertion, lost shareholder due diligence, escheatment reports, pre-sort handling and postage, courier charges, mail insurance premiums, and will be charged in addition to the above listed fees.

Additional services

Separate fee estimates for services such as corporate actions and other services not included in this proposal will be provided upon request by and discussion with you prior to Computershare taking any action.

C-1